Alan Howarth Inc. Makes Unique Catalog Available to the Public

NEW YORK, NY - August 12, 2005 - Alan Howarth Inc., a wholly-owned subsidiary of M Power Entertainment Inc. (OTCBB: MPWE), today has announced its founder, Alan Howarth is releasing his proprietary catalog of special sound design and film music to the public.

From scores to special sound effects, from "Star Trek" to Halloween stalkers, Alan Howarth's electronic imagination has contributed to some of the biggest genre films of the '80s and '90s, alternately wearing the hats of both composer and sound designer. As a film music composer, Alan Howarth co-composed with director John Carpenter for the "Halloween" sequels, "Escape from New York", "Christine", "Prince of Darkness", "Big Trouble in Little China", and "They Live". Alan Howarth has independently scored numerous other popular genre films including "Boo", "Retribution", "The Dentist" as well as television, video games and commercials. He has received Cleo and Golden Eagle awards for music composition in commercials and documentary programs. Alan Howarth has also received several Golden Reel Awards for sound effects from the MPSE for films such as "The Little Mermaid", "Total Recall", "Star Trek IV", "Die Hard II" and "Stargate". He has also been a team member of Academy Award winning and nominated sound effects. These include "The Hunt for Red October", Bram Stokers "Dracula", "Back to the Future III" and "Flatliners."

The company is currently compiling music and sound effects elements created by its founder, Alan Howarth, during his 30 year film composer and sound design career in Hollywood into a feature film music and sound effects library and making them available to the public. This marks Mr. Howarth's return to Hollywood after serving as Chief Audio Officer for the video game giant, Electronic Arts, at their Redwood Shores campus. In addition, he is pioneering new discoveries in natural music frequencies with significant wellness benefits for the listener and currently is demonstrating new technologies in multi-channel super surround audio playback systems designed for the next generation of virtual sound experience.

Mr. Howarth has also planned an expansion in his music and sound design creative services as well as construction of expanded facilities and offices in the greater Los Angeles community. For more information on Alan Howarth Incorporated, visit the website, www.alanhowarth.com.

Gary Kimmons, CEO of MPWE commented, "We are extremely excited for Alan. He is at the top of his craft, and a creative genius. His talent is representative of the level of professionalism we are seeking to bring to our M Power family."

About M Power Entertainment

Based in New York, NY, MPWE is a next-generation media and entertainment corporation providing a diversified portfolio of state-of-the-art entertainment and media resources. MPWE maintains a strategy of acquiring profitable ventures in related Entertainment and Lifestyle venues.

For more information on M Power Entertainment please visit the corporate website at www.mpe.us.com.

Safe Harbor

Statements in this news release that are not historical facts, including statements about plans and expectations regarding products and opportunities, demand and acceptance of new or existing products, capital resources and future financial results are forward-looking. Forward-looking statements involve risks and uncertainties which may cause the Company's actual results in future periods to differ materially from those expressed. These uncertainties and risks include changing consumer preferences, lack of success of new products, loss of the Company's customers, competition and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission.

Contact:
Deanna S Slater
212-731-0834
Deanna.Slater@mpe.us.com